CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Vericimetry Funds, relating to the financial statements and financial highlights of Vericimetry U.S. Small Cap Value Fund. Such financial statements and financial highlights appear in the September 30, 2022 Annual Report to Shareholders.

BBD, LLP

Philadelphia, Pennsylvania

January 25, 2024